Exhibit 99.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636

Press Release

Viking Systems, Inc. to Participate in ValueRich Small-Cap Financial Expo on September 14-15, 2005

SAN DIEGO-- (BUSINESS WIRE)—September 9, 2005--Viking Systems Inc. (OTCBB:VKSY - News), a manufacturer of three dimensional laparoscopic vision systems for use in minimally invasive surgery, today announced that Tom Marsh, VKSY's President and Chief Executive Officer, and Joe Warrino, VKSY's Chief Financial Officer, will participate in the ValueRich Small-Cap Financial Expo, September 14-15. The event is hosted at the Javits Center in New York City. The Company will make a formal presentation at 3:30 PM on Wednesday the 14th of September.

Mr. Marsh and Mr. Warrino will provide Expo visitors with information on VKSY's current operations, and future prospects of the Company’s 3D vision system, as well as the financial performance of the Company.

Tom Marsh, President and CEO stated, "Our invitation to present at the Value Rich Small Cap Financial Expo marks the beginning of our investor outreach program and our commitment to elevate the level of awareness of Viking Systems, Inc. to the investment community. We are pleased to have the opportunity to showcase our cutting edge 3Di Digital Vision System as well as our other medical device products at the Expo. We will be available for meeting in our booth #147 to discuss Viking and our surgical vision systems.”

The CEO and executive teams from hundreds of small-cap public companies will participate in this unique event; the first to combine executive business development networking with financial presentations before thousands of research analysts, fund managers, investment bankers, investors, accountants, attorneys and financial press.

Anyone wishing to attend the conference or schedule a one-on-one meeting with VKSY should contact Alan Sheinwald of Alliance Advisors at 914-244-0062 or email at asheinwald@allianceadvisors.net.

About ValueRich, Inc.

ValueRich Inc. is an innovative company publishing a quarterly lifestyle/business magazine, ValueRich Magazine, and producing an annual Small-Cap Financial Expo. The ValueRich Small-Cap Financial Expo is a three-day conference, with interactive panel discussions, seminars and speakers on a wide variety of topics targeted at bringing together executives of emerging, undervalued small-cap companies with investment professionals including research analysts, fund managers, money managers, institutional investors, investment bankers, and brokers. For more information, visit http://www.valuerichonline.com/convention.

About Viking Systems Inc.

Viking Systems, Inc. (OTCBB:VKSY - News) provides high performance 3D Endoscopic vision systems to hospitals for minimally invasive surgery (MIS). Viking is leveraging that position to become a market leader in bringing integrated solutions to the digital surgical environment. Our focus is to deliver integrated information, visualization, and control solutions to the surgical team, enhancing their capability and performance in MIS and complex surgical procedures. Viking Systems is headquartered in La Jolla, CA. For more information, please visit the Company's website at www.vikingsystems.com.

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Contact:

Viking Systems Inc.

Sarah Becker, 858-456-3575

sbecker@vikingsystems.com

Or

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net
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